Exhibit 107

Calculation of Filing Fee Table

Form S-3ASR

(Form Type)

Ryan Specialty Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.001 per share(1)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	—	—	—	—		—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

An indeterminate number of shares of Class A common stock of the registrant may be sold from time to time in unspecified numbers and at indeterminate prices. The proposed maximum offering price per security and aggregate offering price will be determined from time to time in connection with issuances of securities registered under this registration statement.

(2)

Pursuant to Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of the entire registration fee. Any registration fee will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).